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                                                                   EXHIBIT 10.10

[LETTERHEAD OF MERCATOR SOFTWARE]

September 18, 2001

Mark Register
18 Robin Street
Carlingford, NSW 2018
Australia

Dear Mark,

On behalf of Mercator, I am pleased to outline the details of your promotion to President, International to be located in Frankfurt, Germany. This assignment is intended to be two years in duration.

As President International you will have the opportunity to contribute to significant positive changes that will have a direct impact on Mercator's growth and profitability. We recognize the importance of this role in achieving our international business objectives and have tried to ensure that the foreign assignment package meets your needs as well as those of the Company. We certainly appreciate your dedication and the understanding and support of your family towards this assignment.

Your foreign employment requires the completion of German government entry documents and work visas and is subject to your acceptance of the terms and conditions outlined in this letter. Your assignment will be effective October 1, 2001. You should begin immediate collection of information required for appropriate working documentation in the Germany.

Your compensation and benefits package is designed to provide you with a level of income and benefits that is comparable with individuals at the same level and experience as yourself working in a similar position in the Germany. We have also taken into consideration the additional costs you may reasonably anticipate as a result of living in the Germany. vs. Australia.

The terms and conditions outlined in this letter will be in effect for the period of your foreign assignment or your return to Australia whichever comes first.

For your convenience, we've organized the information in this letter into the following major categories:

o     Compensation
o     Making the Move
o     Orientation to Your New Environment
o     Other Benefits While on Assignment
o     Tax Equalization
o     End of Assignment Terms
o     Your Acceptance
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Compensation

      Base salary and merit compensation

      Your initial base salary for this position will be the equivalent of US $225,000 effective October 1, 2001. A portion of this mount can be paid in part on the Australian payroll should you elect that option. The other part will be converted into Deutche Marks (DM) at the exchange rate as of October 1, 2001 and will be paid on the German payroll. The amount paid in DM's will be fixed until your base salary is reviewed according to company salary administration practices.

      Incentive compensation

      You will also continue to be eligible to participate in the management bonus plan with a target bonus payment of 100% of base pay. The plan payments are determined by a combination of corporate and International results and may be paid on the Australian payroll if acceptable to the company and yourself.

      Housing and Education Benefits

      In addition to your base salary, you will be provided the following housing and education benefits:

      o Company paid housing and utilities (gas & electric) comparable to someone of your position and family size. This amount to be reviewed and agreed upon by the Company.

      o The children's educational expenses component will be 100% of tuition and approved fees at an international school in the Frankfurt area.

Orientation to Your New Environment

Given the investment that you, your family, and the company are making in this transition, it is especially important that you and those traveling with you feel comfortable in your new surroundings. In this spirit, the Company will provide a number of services that should help to ease the process:

      Pre-assignment Visit

      We wall offer you a pre-assignment visit to Germany so that you and your spouse may familiarize yourself with the area and so that you may have an opportunity to find a possible residence (economy class if your children accompany you).


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Making the Move

The Company will also provide benefits to help you make the actual move to Germany. These include the following:

      Relocation Counselor

      The Company will engage an international relocation firm to assist you with the issues and processes related to this move.

      Cultural and Language Orientation

      The Company will pay for reasonable language instruction in advance and/or after your arrival in Germany. I can provide a personal recommendation if desired.

      Document Assistance

      The Relocation Counselor will advise you on appropriate documentation and the Company will cover the costs incurred in obtaining papers for travel to, or establishing residence in, Germany.

      Home Country Housing Support

      We believe it is in your best interest, as well as the Company's, that you retain ownership of your Australian residence during your period of expatriation. The company will cover the costs associated with the engagement of a management firm to watch over home country residence while you are on foreign assignment.

      Auto Sales and Lease

      If you decide to sell your present vehicle(s), we will reimburse you for the costs associated with the lease termination or loss on sale (below book value) subject to review and approval by Corporate HR.

      Relocation Allowance

      Upon leaving Australia. you will be paid a one-time payment of 1 month base salary. This amount is designed to cover the incidental costs of the relocation, including such things as appliance purchases and other personal and miscellaneous expenses not specifically mentioned in this letter.

      Shipment/Storage of Personal Household Goods

      We will move your personal goods and furniture up to the amount that can fit in a standard "container". You will also be entitled to store personal and household goods in Australia at the company's expense. All items to be moved will be fully insured by the Company. The company


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      will not pay for the shipment of any unusual items such as jewelry, antiques, livestock, boats, etc., that may require special handling.

      The Company will also pay for any import duties and other expenses necessary for actual delivery of the goods approved for shipment. This does not include the unusual or special items described above. The selection of the storage company and the carrier will be at the review and/or discretion of the Company.

      Prior to your departure from Australia once your goods are shipped, and for the period while they are in transit the company will pay for accommodation in a serviced apartment or similar. This will also apply on your repatriation.

Other Benefits While On Assignment

      Company automobile

      While on foreign assignment, the Company will provide you an appropriate, fully expensed leased automobile. Should you choose to lease a second automobile, the company will arrange for the vehicle to be leased through the Company, but at your expense.

      Vacation

      You will be eligible for vacation under the local German practice (25 days).

      Holidays

      You will be eligible to observe the local policy for holidays in the German.

      Employee Benefits

      To the extent permitted by regulations and plan documents, you will continue to participate in your Australian benefit plans. Where possible the Company will help you obtain a waiver from participation in local benefit plans. If continuation of coverage in Australian medical benefits is not practical or possible, the company will provide you with similar coverage via an international plan provider.

      Emergency Leave

      The Company will grant up to seven days off plus travel time for personal emergencies such as serious illness or death of an immediate family member. Round trip air transportation will be granted


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      Home Leave

      The Company will provide a home leave allowance for you and your family equal to full economy airfares between Germany and Australia. The Company encourages you and your family to use this allowance to return to Australia to renew business, professional, personal, and family contacts on an annual basis during your scheduled vacation time. Alternatively, you may use this allowance for vacation travel if you feel that would be more beneficial to you and your family.

Tax Equalization

The Company expects that you will comply fully with the tax rules of Australia and Germany.

Our philosophy is to provide you with an after-tax income equivalent to that which you would have received had you remained in Australia. This is done by adjusting your compensation and other similar sourced company income that you hypothetically would have been paid in Australia, calculating the appropriate Australian Federal, state, and local tax on such income and comparing that to your total actual taxes in Australia and Germany.

A tax advisor from a well-respected accounting firm selected by the Company will be made available to calculate the hypothetical tax, prepare Australian and German tax returns and annual reconciliation. The fees for these services will be borne by the Company. However, you should be aware that filings of tax returns and payment of taxes owed in Australia or elsewhere is entirely your responsibility.

End of Assignment Terms

The following terms and conditions will apply at the end of your assignment:

      Termination Before Completion of Assignment:

      In the event of involuntary termination for reasons other than cause, or resulting from a change in Company control, the Company will arrange to return you to Australia. Change of control is defined as the acquisition, merger, dissolution, liquidation, consolidation or sale of all or substantially all of the assets of the company. If there is a resulting significant diminution of your responsibilities, duties or status, you will be eligible for the benefits described in this section. This will also include your household and personal effects, limited to the same weight of your shipment at the beginning of your assignment. The expenses will be borne by the Company only if the move out of Germany occurs within ninety days of termination. Severance and/or notice will be equivalent to 12 month's base salary.

      In the event of voluntary termination or involuntary termination for cause (as defined by the Company) you will not be eligible for any relocation or severance support.


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      By signing this letter, you agree that all rights and obligations in the event of an involuntary termination shall be determined based on the laws of Australia, and you hereby waive any rights you may have under the laws and regulations of Germany.

      Normal Completion of the Assignment

      Approximately six months before the conclusion of your assignment, discussions will begin regarding your repatriation, extension or a suitable position back in Australia. Every attempt will be made to find a position within the Company that suitably utilizes your skills and experience and that fits your career interests. At that point, a letter will be provided that details all the terms and conditions of your repatriation.

      Upon the completion of this assignment, the Company will arrange to return you to Australia. This will also include shipment of your household and personal effects, limited to the same size of your shipment at the beginning of your assignment.

      Extension of the Assignment

      o Although an expected assignment duration of approximately two years has been planned, further extensions may be negotiated. If it is mutually determined that Europe will be your permanent work location, your status will not remain that of an expatriate, you will be transitioned to local national status. In this case your base salary and bonus will be established on a local basis and the difference between total expatriate package and the local package will be phased out over a three-month period of time.

Your Acceptance

I trust that you will find your experiences in your new role and work location to be professionally rewarding, and that all the daily experiences of living will be personally fulfilling for you.

Please countersign and date your acceptance below.


/s/ Greg O'Brien

Greg O'Brien
SVP - Human Resources


Accepted: /s/ Mark Register                   Date: 25 Sept. '01
          ----------------------------------        ----------------
          Mark Register


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[LETTERHEAD OF MERCATOR SOFTWARE]

30 April 2000

Mr Mark Register
18 Robin Street
Carlingford
NSW 2118

Dear Mark

Further to our recent discussions I am very pleased to offer you the position of Vice President - Asia Pacific reporting to me.

Your annual On Target Earnings (OTE) in Australian Dollars, are as set out below:

      Annual base salary (paid monthly)                              $240,000

      Government Superannuation Guarantee Contribution                 $7,067
      (currently 7% of $100,960, 8% from July - paid into either the company superannuation fund or the fund of your choice)

      Bonus                                                           $80,500
      (paid in 4 payments of $14,000 on achieving quarterly targets with an annual payment of $24,500 on achieving the annual target)

      Commission at target                                           $126,000
      Paid at 1.675% of all revenue credited to the Asia
      Pacific region. Commission over target, which is uncapped, will be paid at 2.5%.

      Total OTE                                                      $453,567

In recognition of you joining part way through the 2000 financial year the following sets out your commissions and bonuses for the remainder of 2000.

      At 1.575% of all revenue credited to the Asia Pacific region from June 1st 2000 to December 31st 2000 up to a target of A$ 6 Million. Commission over target which is uncapped will be paid at 2.5%.

      A bonus of A$14,000 on achieving A$ 1.2M of revenue credited to the Asia Pacific region during Q2.

      A bonus of A$14,000 on achieving A$ 2.2M of revenue credited to the Asia Pacific region during Q3.

      A bonus of A$14,000 on achieving A$ 2.8M of revenue credited to the Asia Pacific region during Q4.

      A bonus of A$24,500 on achieving A$ 7M of revenue credited to the Asia Pacific region over Q2, 3 & 4 of FY2000.
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Page 2


You will also be entitled to a guarantee of A$8,000 per month for each month of full time employment up to and including Dec 2000. This guarantee will be offset against cumulative commissions but not bonuses earned such that at the end of each month you will be paid the greater of either your cumulative guarantee or your cumulative commissions less what has already been paid as guarantee or commission.

The company will pay for your family medical scheme with Medibank Private. We understand the current monthly payments are A$220. The company will provide car parking and you will be entitled to fly Business Class for all international travel and for domestic trips > 4 hrs duration. All other domestic travel will be economy.

In addition, Connie Galley, our President, will recommend to the Board of Directors the granting of 25,000 stock options upon your hire, based on Mercator's standard vesting (25% per year over 4 years from your start date) and option grant pricing schedule.

Should Mercator be acquired in the first year of your employment and there was no position for you in the new organization, the first years stock options (6,250 shares) would become fully vested immediately.

Your employment may be terminated at any time by either Mercator or yourself subject to three months notice except in the case of your misconduct when the company will not be obliged to offer any notice period if it wishes to terminate your employment.

We would prefer your full time employment to commence on 1 June 2000 or sooner. However I understand that if there are difficulties with your current employer your start date may be delayed until 13 June 2000.

This offer will remain open until 15 May 2000. Please read through the enclosed statement of terms and conditions of employment and, if acceptable, sign and return one copy to me. The other copy is for your records.

Any problems please don't hesitate to contact me on 0049 172 900 5612.

Yours sincerely,



Albert Denz
Vice President
International Operations
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Mark Register, President, Australia and Asia Pacific

The following amends your employment offer letter dated April 30, 2000, Page 2, Paragraph 5:

Mercator Software (formerly TSI) shall have the right to terminate this Agreement, for convenience, at the discretion of the Board of Directors. If such termination occurs, the Employee will receive a severance compensation of twelve (12) months of salary calculated from your base pay at the time of the termination, payable in accordance with Mercator's standard payroll practices.